Exhibit 99.1

For Immediate Release

Del Taco Restaurants, Inc. Reports Fiscal First Quarter 2019 Financial Results
Reaffirms Guidance for Fiscal Year 2019
Company has Begun Optimizing its Restaurant Portfolio through Refranchising

Lake Forest, CA. May 6, 2019 - Del Taco Restaurants, Inc. (“Del Taco” or the “Company”), (NASDAQ: TACO), the second largest Mexican-American quick service restaurant chain by units in the United States, today reported fiscal first quarter 2019 financial results for the 12-week period ending March 26, 2019. Del Taco also reaffirmed its previously announced guidance for fiscal year 2019.

Fiscal First Quarter 2019 Highlights

•	System-wide comparable restaurant sales decreased 0.1%;

◦
Company-operated comparable restaurant sales decreased 0.6%. Company-operated comparable restaurant sales were comprised of average check growth of 4.9%, including nearly 1% of menu mix growth, offset by a transaction decline of 5.5%;

◦	Franchised comparable restaurant sales grew 0.4%;

•	Total revenue of $114.2 million representing 1.5% growth from the fiscal first quarter 2018;

•	Company-operated restaurant sales of $105.9 million representing 0.8% growth from the fiscal first quarter 2018;

•	Net income was $1.4 million, or $0.04 per diluted share, compared to $3.2 million, or $0.08 per diluted share, in the fiscal first quarter 2018;

•	Adjusted net income* was $1.7 million, or $0.04 per diluted share, compared to $3.2 million, or $0.08 per diluted share, in the fiscal first quarter 2018;

•
Restaurant contribution* margin of 15.8%, which includes an approximate 0.9% unfavorable impact from the adoption of the new lease accounting standard, compared to 18.4% in the fiscal first quarter 2018;

•
Adjusted EBITDA* of $12.1 million, which includes approximately $0.7 million of unfavorable impact from the adoption of the new lease accounting standard, compared to $13.9 million in the fiscal first quarter 2018; and

•
Four franchised restaurant openings and one franchised restaurant closure. The Company also purchased three franchised restaurants and refranchised 13 restaurants as part of its restaurant portfolio optimization program.

* Adjusted net income, restaurant contribution, and adjusted EBITDA are non-GAAP measures and defined below under “Key Financial Definitions”. Please see the reconciliation of non-GAAP measures accompanying this release.

John D. Cappasola, Jr., President and Chief Executive Officer of Del Taco, commented, “While our Mix2 and seasonal seafood promotions performed well in the quarter, driving nearly 1% of menu mix at company-operated restaurants, comparable restaurant sales and transactions were adversely impacted by unfavorable weather in California and throughout the West, as well as a delayed Lenten season. However, our second quarter comparable restaurant sales have returned to positive territory as we cycled the Lenten calendar shift and began to benefit from our transaction-driving initiatives including our digital transformation, value evolution, and menu innovation. We are encouraged by this sequential improvement and are pleased to reaffirm our guidance for the full year.”

Cappasola continued, “Our new Del App now exceeds 500,000 registered users and we expect to expand its functionality to include online ordering for pickup or delivery this summer. Delivery is currently available through Grubhub at all company-operated restaurants and we plan to add Postmates and DoorDash later this year. During the quarter we enhanced our value platform with the March launch of $4, $5 and $6 ‘Fresh Faves’ box meals which were met with strong demand and we are incredibly excited about our most recent menu innovation, the Beyond Taco and Beyond Avocado Taco, which launched system-wide on April 25th. Our new Beyond Tacos are not only generating significant favorable media buzz, but also driving significant improvements in transaction and check average trends since they launched.”

Cappasola concluded, “We made material progress on our portfolio optimization strategy designed to stimulate new unit development and grow AUV’s, including commencing the marketing of certain company-operated restaurants across four non-core Western markets to the franchise M&A marketplace through our partnership with The Cypress Group. The Del Taco brand has proven portability across a broad geographic footprint and we believe refranchising our non-core Western markets provides potential franchise partners with an attractive entry point to our system from which they can drive further system-wide growth through new development.”

Review of Fiscal First Quarter 2019 Financial Results

Total revenue increased 1.5% to $114.2 million compared to $112.6 million in the fiscal first quarter 2018. Comparable restaurant sales decreased 0.1% system-wide, resulting in a 3.6% increase on a two-year basis. Company-operated comparable restaurant sales decreased 0.6% while franchise comparable restaurant sales increased 0.4%.

Net income was $1.4 million, representing $0.04 per diluted share, compared to $3.2 million in the fiscal first quarter 2018, representing $0.08 per diluted share.

Adjusted net income* was $1.7 million, or $0.04 per diluted share, compared to $3.2 million in the fiscal first quarter 2018, or $0.08 per diluted share.

Restaurant contribution* was $16.8 million compared to $19.3 million in the fiscal first quarter 2018. As a percentage of Company restaurant sales, restaurant contribution margin decreased 260 basis points year-over-year to 15.8%. The decrease was the result of an approximately 220 basis point increase in occupancy and other operating expenses and an approximately 80 basis point increase in labor and related expenses, partially offset by an approximately 40 basis point decrease in food and paper costs. Restaurant contribution margin included a negative impact of approximately 90 basis points due to the adoption of the new lease accounting standard.

Adjusted EBITDA* was $12.1 million compared to $13.9 million in the fiscal first quarter 2018 and includes approximately $0.7 million of unfavorable impact from the adoption of the new lease accounting standard.

Restaurant Development

During the fiscal first quarter 2019, there were four franchised restaurant openings and one franchised restaurant closure. Thus far in the fiscal second quarter 2019, the company has opened one company-operated restaurant and has nine additional system restaurants under construction. Del Taco also recently signed a new franchised development agreement for three restaurants in southern Brevard County, FL.

Repurchase Program for Common Stock and Warrants

During the fiscal first quarter 2019, the Company repurchased 270,874 shares of common stock at average price of $10.30 per share and repurchased 840,255 warrants at an average price per warrant of $1.78, for an aggregate of $4.3 million. At the fiscal quarter-end, approximately $25.4 million remained under our $75 million repurchase authorization.

Restaurant Portfolio Optimization

Del Taco is currently optimizing its restaurant portfolio to help stimulate growth in new restaurants and existing restaurant AUV’s. This includes the following actions that are expected to help shift our company ownership to approximately 45% by the summer of 2020.

•
During the fiscal first quarter of 2019, the Company purchased three high volume franchised restaurants for approximately $3.1 million and refranchised thirteen lower volume company-operated restaurants for net proceeds of approximately $2.1 million, all in the LA area.

•
Del Taco retained The Cypress Group, a leading restaurant and franchise investment banking firm, to manage the refranchising of certain company-operated restaurants across four non-core Western markets. The marketing process has commenced and is targeting new or existing franchise groups with proven restaurant operations capabilities and a strong, consistent track record of new unit development who commit to continued brand growth in existing and/or other markets. Because the exact timing of any refranchising transactions has not yet been determined, they are not embedded within our fiscal year 2019 guidance referenced below.

The Company also completed two sale-leaseback transactions for net proceeds totaling approximately $10.0 million during the fiscal first quarter of 2019.

Fiscal Year 2019 Guidance

Del Taco is reaffirming the following guidance for the 52-week fiscal year 2019 ending December 31, 2019. This guidance does not include any future refranchising transactions.

•	System-wide comparable restaurant sales growth of low-single digits;

•	Total revenue between $517 million and $527 million;

•	Company restaurant sales between $481 million and $491 million;

•	Restaurant contribution* margin between 18.1% and 18.6%, which includes approximately 70 basis points of unfavorable impact from the adoption of the new lease accounting standard;

•	General and administrative expenses between approximately 8.7% and 9.0% of total revenue;

•	Interest expense between approximately $7.2 million and $7.6 million;

•	Effective tax rate of approximately 26.5% to 27.5%;

•	Adjusted diluted earnings per share of approximately $0.47 to $0.52;

•	Adjusted EBITDA* is expected between $66.5 million and $69.0 million, which includes approximately $3.5 million of unfavorable impact from the adoption of the new lease accounting standard;

•	At least 25 gross system-wide new unit openings skewing toward franchised restaurants and an estimated 1% system-wide closure rate; and

•	Net capital expenditures between $42 million to $47 million.

Adjusted net income, restaurant contribution, and adjusted EBITDA* are non-GAAP measures and defined below under “Key Financial Definitions”.

We have not reconciled guidance for Adjusted Net Income or Adjusted EBITDA to the corresponding GAAP financial measure because we do not provide guidance for the various reconciling items. We are unable to provide guidance for these reconciling items because we cannot determine their probable significance, as certain items are outside of our control and cannot be reasonably predicted since these items could vary significantly from period to period. Accordingly, a reconciliation to the corresponding GAAP financial measure is not available without unreasonable effort.

Conference Call

A conference call and webcast to discuss Del Taco’s financial results and annual guidance is scheduled for 4:30 p.m. ET today. Hosting the conference call and webcast will be John D. Cappasola, Jr., President and Chief Executive Officer; and Steven L. Brake, Executive Vice President and Chief Financial Officer.

Interested parties may listen to the conference call via telephone by dialing 201-689-8471. A telephone replay will be available shortly after the call has concluded and can be accessed by dialing 412-317-6671; the passcode is 13689899.

The webcast will be available at www.deltaco.com under the investors section and will be archived on the site shortly after the call has concluded.

Key Financial Definitions

Comparable restaurant sales growth reflects the change in year-over-year sales for the comparable company, franchise and total system restaurant base. Restaurants are included in the comparable store base in the accounting period following its 18th full month of operations and excludes restaurant closures.

Restaurant contribution* is defined as company restaurant sales less restaurant operating expenses, which are food and paper costs, labor and related expenses and occupancy and other operating expenses. Restaurant contribution margin is defined as restaurant contribution as a percentage of company restaurant sales. Restaurant contribution and restaurant contribution margin are neither required by, nor presented in accordance with, GAAP. Restaurant contribution and restaurant contribution margin are supplemental measures of operating performance of restaurants and the calculations thereof may not be comparable to those reported by other companies. Restaurant contribution and restaurant contribution margin have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of results as reported under U.S. GAAP. Management believes that restaurant contribution and restaurant contribution margin are important tools for investors because they are widely-used metrics within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. Management uses restaurant contribution and restaurant contribution margin as key performance indicators to evaluate the profitability of incremental sales at Del Taco restaurants, to evaluate restaurant performance across periods and to evaluate restaurant financial performance compared with competitors.

Adjusted EBITDA* is defined as net income/loss prior to interest expense, income taxes, and depreciation and amortization, as adjusted to add back certain charges, such as stock-based compensation expense and restaurant closure charges, as these expenses are not considered an indicator of ongoing company performance. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income/loss as a measure of operating performance or cash flows or as measures of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results. We believe Adjusted EBITDA facilitates operating performance comparisons from period to period by isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). We also present Adjusted EBITDA because (i) we believe this measure is frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry and (ii) we use Adjusted EBITDA internally as a benchmark to compare performance to that of competitors.

Adjusted net income* represents company net income before restaurant closure charges, sublease income related to closed restaurants and other income related to insurance proceeds, net of tax. Adjusted diluted net income per share* represents company diluted net income per share before restaurant closure charges, sublease income related to closed restaurants and other income related to insurance proceeds, net of tax.

About Del Taco Restaurants, Inc.

Del Taco (NASDAQ: TACO) offers a unique variety of both Mexican and American favorites such as burritos and fries, prepared fresh in every restaurant's working kitchen with the value and convenience of a drive-thru. Del Taco's menu items taste better because they are made with quality ingredients like fresh grilled chicken and carne asada steak, hand-sliced avocado, hand-grated cheddar cheese, slow-cooked beans made from scratch, and creamy Queso Blanco. Del Taco’s new advertising campaign, “Celebrating the Hardest Working Hands in Fast Food,” further communicates the company’s commitment to providing guests with fresh, quality food prepared by hand every day. Founded in 1964, today Del Taco serves more than three million guests each week at its more than 580 restaurants across 14 states. For more information, visit www.deltaco.com.

Forward-Looking Statements

In addition to historical information, this release may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, information concerning Del Taco’s possible or assumed future results of operations, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based on Del Taco’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “target,” “may,” “will,” “should,”

“future,” “propose,” “preliminary,” “guidance,” “on track” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Del Taco’s management’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks include, without limitation, consumer demand, our inability to successfully open company-operated or franchised restaurants or establish new markets, competition in our markets, our inability to grow and manage growth profitably, adverse changes in food and supply costs, our inability to access additional capital, changes in applicable laws or regulations, food safety and foodborne illness concerns, our inability to manage existing and to obtain additional franchisees, our inability to attract and retain qualified personnel, our inability to profitably expand into new markets, changes in, or the discontinuation of, the Company’s repurchase program, and the possibility that we may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in Del Taco’s reports filed with the SEC, including under Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended January 1, 2019, and available at the SEC’s website at www.sec.gov and the Company’s website at www.deltaco.com.

Forward-looking statements included in this release speak only as of the date of this release. Del Taco undertakes no obligation to update its forward-looking statements to reflect events or circumstances after the date of this release or otherwise.

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Investor Relations Contact:
Raphael Gross
(203) 682-8253
investor@deltaco.com

Del Taco Restaurants, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)
	March 26, 2019	January 1, 2019
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$9,024	$7,153
Accounts and other receivables, net	3,215	3,167
Inventories	2,673	2,932
Prepaid expenses and other current assets	2,487	4,935
Assets held for sale	2,747	14,794
Total current assets	20,146	32,981
Property and equipment, net	149,549	161,429
Operating lease right-of-use assets	223,542	—
Goodwill	324,120	321,531
Trademarks	220,300	220,300
Intangible assets, net	11,691	18,507
Other assets, net	4,158	4,208
Total assets	$953,506	$758,956
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$19,014	$19,877
Other accrued liabilities	32,901	34,785
Current portion of finance lease obligations, other debt and deemed landlord financing liabilities	481	1,033
Current portion of operating lease liabilities	20,146	—
Total current liabilities	72,542	55,695
Long-term debt, finance lease obligations, other debt and deemed landlord financing liabilities, excluding current portion, net	154,573	178,664
Operating lease liabilities, excluding current portion	217,967	—
Deferred income taxes	70,332	69,471
Other non-current liabilities	15,396	32,852
Total liabilities	530,810	336,682
Shareholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value; 400,000,000 shares authorized; 37,049,140 shares issued and outstanding at March 26, 2019; 37,305,342 shares issued and outstanding at January 1, 2019	4	4
Additional paid-in capital	334,144	336,941
Accumulated other comprehensive income	62	180
Retained earnings	88,486	85,149
Total shareholders’ equity	422,696	422,274
Total liabilities and shareholders’ equity	$953,506	$758,956

Del Taco Restaurants, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)
(In thousands, except share and per share data)

	12 Weeks Ended
	March 26, 2019	March 27, 2018
Revenue:
Company restaurant sales	$105,903	$105,109
Franchise revenue	4,065	3,792
Franchise advertising contributions	3,131	2,936
Franchise sublease and other income	1,098	717
Total revenue	114,197	112,554
Operating expenses:
Restaurant operating expenses:
Food and paper costs	28,818	28,973
Labor and related expenses	35,900	34,818
Occupancy and other operating expenses	24,433	21,986
General and administrative	10,465	10,429
Franchise advertising expenses	3,131	2,936
Depreciation and amortization	5,907	5,914
Occupancy and other - franchise subleases and other	854	638
Pre-opening costs	100	442
Restaurant closure charges, net	640	(13)
Loss on disposal of assets, net	290	93
Total operating expenses	110,538	106,216
Income from operations	3,659	6,338
Other expense (income), net:
Interest expense	1,784	1,910
Other income	(104)	—
Total other expense, net	1,680	1,910
Income from operations before provision for income taxes	1,979	4,428
Provision for income taxes	554	1,199
Net income	1,425	3,229
Other comprehensive (loss) income:
Change in fair value of interest rate cap, net of tax	(139)	174
Reclassification of interest rate cap amortization included in net income, net of tax	21	6
Total other comprehensive (loss) income, net	(118)	180
Comprehensive income	$1,307	$3,409
Earnings per share:
Basic	$0.04	$0.08
Diluted	$0.04	$0.08
Weighted-average shares outstanding
Basic	37,155,978	38,441,707
Diluted	37,346,319	39,224,070

Del Taco Restaurants, Inc.
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(Unaudited)
(In thousands)

	12 Weeks Ended
	March 26, 2019	March 27, 2018
Net income	1,425	$3,229
Non-GAAP adjustments:
Provision for income taxes	554	1,199
Interest expense	1,784	1,910
Depreciation and amortization	5,907	5,914
EBITDA	9,670	12,252
Stock-based compensation expense (a)	1,577	1,274
Loss on disposal of assets, net (b)	290	93
Restaurant closure charges, net (c)	640	(13)
Amortization of favorable and unfavorable lease assets and liabilities, net (d)	86	(118)
Pre-opening costs (e)	100	442
Other income (f)	(104)	—
Sublease income for closed restaurants (g)	(201)	—
Adjusted EBITDA	$12,058	$13,930

(a)	Includes non-cash, stock-based compensation.

(b)
Loss on disposal of assets, net includes the loss or gain on disposal of assets related to sales, retirements and replacement or write-off of leasehold improvements or equipment in the ordinary course of business, net gains or losses recorded associated with the sale of company-operated restaurants to franchisees and net gains or losses recorded associated with sale-leaseback transactions.

(c)
During 2019, restaurant closure costs includes rent expense, non lease executory costs and other direct costs associated with previously closed restaurants. During 2018, restaurant closure costs includes costs related to future obligations associated with the closure or net sublease shortfall of a restaurant and lease termination costs, partially offset by sublease income from leases which are treated as deemed landlord financing.

(d)	Includes amortization of favorable lease assets and unfavorable lease liabilities.

(e)
Pre-opening costs consist of costs directly associated with the opening of new restaurants and incurred prior to opening, including restaurant labor, supplies, cash and non-cash rent expense and other related pre-opening costs. These are generally incurred over the three to five months prior to opening.

(f)	Other income consists of insurance proceeds related to a fire at a company-operated restaurant.

(g)	Includes other sublease income related to closed restaurants that have been subleased to third parties.

Del Taco Restaurants, Inc.
Reconciliation of Company Restaurant Sales to Restaurant Contribution
(Unaudited)
(In thousands)

	12 Weeks Ended
	March 26, 2019	March 27, 2018
Company restaurant sales	$105,903	$105,109
Restaurant operating expenses	89,151	85,777
Restaurant contribution	$16,752	$19,332
Restaurant contribution margin	15.8%	18.4%

Del Taco Restaurants, Inc.
Reconciliation of Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share
(Unaudited)
(In thousands, except per share data)

	12 Weeks Ended		12 Weeks Ended
	March 26, 2019		March 27, 2018
	$	Per Share	$	Per Share
Net income and diluted earnings per share, as reported	$1,425	$0.04	$3,229	$0.08
Restaurant closure charges, net (a)	640	0.02	(13)	—
Other income (b)	(104)	—	—	—
Sublease income for closed restaurants (c)	(201)	(0.01)	—	—
Tax impact of adjustment (d)	(91)	—	—	—
Non-GAAP adjusted net income and adjusted diluted earnings per share	$1,669	$0.04	$3,216	$0.08

(a)
During 2019, restaurant closure costs includes rent expense, non lease executory costs and other direct costs associated with previously closed restaurants. During 2018, restaurant closure costs includes costs related to future obligations associated with the closure or net sublease shortfall of a restaurant and lease termination costs, partially offset by sublease income from leases which are treated as deemed landlord financing.

(b)	Includes other income which consists of insurance proceeds related to a fire at a company-operated restaurant.

(c)	Includes other sublease income related to closed restaurants that have been subleased to third parties.

(d)	Represents the income tax associated with the adjustments in (a) through (c) that are deductible for income tax purposes.

Del Taco Restaurants, Inc.
Restaurant Development

	12 Weeks Ended
	March 26, 2019	March 27, 2018
Company-operated restaurant activity:
Beginning of period	322	312
Openings	—	3
Closures	—	—
Purchased from franchisees	3	—
Sold to franchisees	(13)	—
Restaurants at end of period	312	315
Franchise-operated restaurant activity:
Beginning of period	258	252
Openings	4	—
Closures	(1)	(1)
Purchased from Company	13	—
Sold to Company	(3)	—
Restaurants at end of period	271	251
Total restaurant activity:
Beginning of period	580	564
Openings	4	3
Closures	(1)	(1)
Restaurants at end of period	583	566